Exhibit 1.2

SECOND AMENDED AND FULLY RESTATED BYLAWS

OF

UNATION, INC.

Effective as of January 1, 2025

These Second Amended and Fully Restated Bylaws (the “Bylaws”) of UNATION, INC., a Delaware corporation (the “Corporation”), are hereby adopted and executed effective January 1, 2025, by the unanimous authority of the Board of Directors and under the leadership and direction of the Corporation’s Founder, Chairman, and Chief Executive Officer.

These Bylaws serve as the exclusive and legally binding governance charter of the Corporation and shall govern all matters of internal structure, board and officer authority, fiduciary responsibility, capital structuring, shareholder rights, corporate succession, dispute resolution, and strategic control. All corporate actions, appointments, authorizations, and procedures shall be interpreted and enforced in accordance with these Bylaws, the Corporation’s Certificate of Incorporation, and the Delaware General Corporation Law (“DGCL”).

All prior versions of the Corporation’s bylaws—together with any conflicting resolutions, written policies, legacy procedures, or implied rights—are hereby fully repealed, nullified, and superseded in their entirety. No custom, precedent, or implied practice shall be deemed to modify or dilute the express provisions herein.

These Bylaws shall remain binding upon all directors, officers, shareholders, fiduciaries, agents, transferees, successors, assigns, and legal representatives unless amended strictly in accordance with Article XI. Any ambiguity shall be resolved in favor of governance continuity, founder authority, and lawful corporate autonomy.

ARTICLE I: FORMATION, NAME & GOVERNING LAW

Section 1.1 Formation

The Corporation was duly formed as a Delaware corporation by filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 14, 2010, in accordance with the Delaware General Corporation Law (“DGCL”). The Corporation has maintained continuous legal existence since that date and shall continue perpetually unless dissolved in accordance with law and the Certificate of Incorporation.

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Section 1.2 Name

The legal name of the Corporation is UNATION, INC., and it shall operate under such name unless formally amended by a resolution of the Board of Directors and a duly authorized amendment to the Certificate of Incorporation filed with the Delaware Secretary of State. All business, contractual, financial, intellectual property, and regulatory matters shall be conducted under this name unless otherwise permitted by law or authorized under a valid assumed or fictitious name registration.

Section 1.3 Governing Law

These Bylaws and all matters arising from or relating to the Corporation’s internal governance shall be governed exclusively by the DGCL, together with any applicable federal or state laws governing corporate conduct within the United States. To the extent that any provision herein conflicts with the DGCL, the DGCL shall prevail only to the minimum extent required by law, and all remaining provisions shall be interpreted in favor of corporate autonomy, private ordering, and Board discretion. The Corporation expressly disclaims application of any external governance standards, fiduciary interpretations, or shareholder rights beyond those strictly required under Delaware law.

Section 1.4 Supersession and Effective Date

Effective January 1, 2025, these Second Amended and Fully Restated Bylaws hereby repeal, revoke, and supersede all prior bylaws, resolutions, policies, rules, or governance instruments of the Corporation in their entirety. Any provision, policy, or precedent inconsistent with these Bylaws—whether formal or informal, written or unwritten—shall be deemed null, void, and of no further force or effect. These Bylaws shall be the exclusive internal governance framework of the Corporation unless and until amended or repealed by duly authorized corporate action.

ARTICLE II: CORPORATE PURPOSE AND POWERS

Section 2.1 Purpose

The Corporation is organized for the purpose of operating as a digital engagement platform, a technology-driven enterprise, and an AI-enabled behavioral data company focused on the development, deployment, and commercialization of subscription-based services, advertising systems, autonomous activation engines, event management tools, audience intelligence, and behavioral commerce products.

The Corporation’s core mission includes empowering real-world engagement, enhancing verified user behavior through technology, and enabling advertisers, creators, brands, and consumers to transact meaningfully across physical and digital environments. To further this purpose, the Corporation may develop or acquire software, platforms, artificial intelligence engines, geospatial tools, data frameworks, or any related infrastructure that supports its mission.

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In furtherance of its business objectives, the Corporation may engage in any and all lawful activities for which corporations may be organized under the Delaware General Corporation Law, including ancillary services, partnerships, joint ventures, investment activities, and international operations. The Corporation shall have the broadest possible powers, purposes, and privileges under applicable law, and no limitation shall be implied by any specific business line referenced herein.

Section 2.2 Powers

The Corporation shall possess and may exercise all powers, rights, privileges, and capacities granted to a corporation under the Delaware General Corporation Law, as well as any powers incidental, necessary, convenient, advisable, or appropriate to the achievement of its purposes as set forth in these Bylaws or its Certificate of Incorporation.

Without limiting the generality of the foregoing, the Corporation shall have the authority to:

●	(a) Acquire, develop, lease, license, hold, manage, encumber, securitize, or dispose of real and personal property, digital assets, intellectual property, proprietary software, behavioral data, and trade secrets, whether directly or through affiliated or third-party structures;

●	(b) Enter into contracts, commercial transactions, strategic partnerships, alliances, revenue-share arrangements, reseller agreements, licensing deals, operating agreements, and joint ventures with domestic or international parties;

●	(c) Raise capital and structure financing through equity, debt, convertible instruments, preferred securities, warrants, SAFE agreements, or any hybrid security, and issue or repurchase shares subject to Board approval;

●	(d) Appoint, remove, compensate, and delegate authority to agents, officers, advisors, attorneys, independent contractors, employees, and consultants, including granting signing authority or power of attorney as needed;

●	(e) Form, acquire, capitalize, merge with, or operate subsidiary corporations, limited liability companies, partnerships, trusts, or affiliate entities, whether domestic or foreign, including special purpose vehicles (SPVs) or holding entities;

●	(f) Institute or defend legal proceedings, settle claims, and take all lawful actions necessary to protect the Corporation’s interests, data, IP, contracts, shareholders, and strategic position; and

●	(g) Exercise any and all other lawful powers permitted under the DGCL or any successor statute, whether or not specifically enumerated in these Bylaws or the Certificate of Incorporation.

These powers shall be construed broadly and shall not be limited by enumeration. No action taken in furtherance of these powers shall be deemed ultra vires if within the Corporation’s lawful capacity. The Board and Chairman shall have full discretion to determine the appropriate use of such powers in any given context. Strategic innovation, capital structuring, or operational adaptation shall not require further authorization unless explicitly restricted by law.

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Section 2.3 Strategic Intent

The strategic intent of the Corporation is to build and scale a defensible platform ecosystem centered on verified behavior, autonomous engagement, and digital-to-physical activation. The Corporation aims to lead in behavioral data ownership, audience intelligence, AI-powered marketing infrastructure, and monetizable real-world interaction.

Its long-term strategy includes:

●	(a) Compounding proprietary datasets and first-party user relationships;

●	(b) Driving high-margin recurring revenues through platform adoption and bundling;

●	(c) Expanding through M&A, licensing, and category-defining partnerships;

●	(d) Structuring capital and governance to optimize agility, alignment, and control.

This Article II shall be construed broadly in favor of strategic growth, innovation, and founder-led direction.

ARTICLE III: CORPORATE OFFICES

Section 3.1 Registered Office

The Corporation shall continuously maintain a registered office in the State of Delaware as required by the Delaware General Corporation Law (DGCL). The address of the registered office may be changed at any time by resolution of the Board of Directors, or by directive of the Chairman, provided such change is properly filed with the Delaware Secretary of State.

Section 3.2 Principal Executive Office

The principal executive office of the Corporation shall be located in the State of Florida, unless otherwise designated by the Chairman and Chief Executive Officer. The Chairman may, at any time, establish or relocate the Corporation’s executive, legal, financial, or strategic operations to any other jurisdiction or address, whether domestic or foreign, without requirement for further Board approval. The Corporation may maintain additional branch offices, operational facilities, fulfillment sites, remote service locations, and digital infrastructure (including cloud-based systems) at any location deemed necessary or strategic by the Chairman. No stakeholder, shareholder, officer, or outside party shall have any right to object to, access, or alter these determinations.

Section 3.3 Books, Records, and Data Infrastructure

All corporate books, records, ledgers, compliance files, databases, communications, and historical or real-time data may be maintained at any physical or digital location, whether within or outside the States of Delaware or Florida, as determined by the Chairman. The Corporation may use any lawful method of recordkeeping, including encrypted electronic storage, blockchain systems, offsite cloud solutions, or proprietary architecture, provided that such systems comply with applicable statutory and regulatory obligations.

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No shareholder, creditor, former officer, or third party shall have any implied or equitable right to inspect or access such records except as expressly required by DGCL §220 and only upon full compliance with the inspection standards and protocols established under Article IX of these Bylaws.

ARTICLE IV: MEETINGS OF STOCKHOLDERS

Section 4.1 Annual Meetings

Annual meetings of stockholders may, but are not required to, be held as determined solely by the Board of Directors in its absolute discretion. The failure to call, hold, or conduct an annual meeting shall not impair the validity of any corporate action, limit the powers of the Corporation, or provide any stockholder with a cause of action or remedy. No stockholder shall have standing to compel the scheduling or agenda of any annual meeting absent a mandatory and non-waivable requirement under the DGCL.

Section 4.2 Special Meetings

Special meetings of stockholders may only be called by the Chairman of the Board or pursuant to the unanimous written resolution of the full Board of Directors then in office. Under no circumstances shall any individual stockholder, group of stockholders, class of stockholders, or third-party representative have the right to demand, petition for, or initiate a special meeting of stockholders. This limitation shall be strictly enforced, and any contrary rights are expressly waived to the fullest extent permitted by law.

Section 4.3 Notice and Waiver

Notice of stockholder meetings shall be given in accordance with the DGCL, but the Corporation may provide notice electronically, physically, or by any means authorized by applicable law. A stockholder’s attendance at any meeting—whether in person or by proxy—shall constitute an irrevocable waiver of notice and any defect therein, unless the stockholder attends solely to object to improper notice and makes such objection on the record at the outset of the meeting. Written waivers of notice may be delivered in hard copy, email, or any form of electronic transmission.

Section 4.4 Quorum

The holders of a majority of shares entitled to vote and represented in person or by proxy shall constitute a quorum for the transaction of business, unless a different threshold is required by law or these Bylaws. The Chairman of the Board shall have absolute authority to adjourn, postpone, continue, or reconvene any stockholder meeting for any reason, with or without quorum, and may reset the date, time, or format of such meeting in the Chairman’s sole discretion. No stockholder shall have recourse for any such adjournment.

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Section 4.5 Voting Rights

Except as otherwise provided in the Certificate of Incorporation, each outstanding share of Common Stock shall entitle the holder thereof to one (1) vote on all matters submitted to stockholders. Class B Stock and Preferred Stock shall carry only those voting rights expressly conferred by the Board of Directors in the applicable resolution or contract, and such rights shall not be expanded by implication, custom, or equity. The Corporation expressly denies the application of cumulative voting unless expressly adopted by amendment.

Section 4.6 Action Without Meeting

Any action required or permitted to be taken by stockholders at a meeting may be taken without a meeting, without prior notice, and without a vote, if written or electronic consents representing not less than the minimum number of votes necessary to authorize such action are delivered in accordance with the DGCL. The Board shall determine the record date for such action, and the Corporation shall have no obligation to provide notice of such consent action to non-participating stockholders unless required by law.

Section 4.7 Shareholder Limitations and Denial of Rights

Unless otherwise required by a non-waivable provision of the DGCL, stockholders shall have no right to:

●	(a) Initiate, direct, or maintain any action in the name of the Corporation (including derivative suits), except with prior written approval of the Board of Directors;

●	(b) Compel dividends, distributions, repurchases, or redemptions of any class of stock;

●	(c) Vote on any matter reserved exclusively to the Board or Chairman under these Bylaws, the Certificate of Incorporation, or applicable law;

●	(d) Propose amendments to, or compel changes in, these Bylaws or the governance structure of the Corporation unless such rights are explicitly granted by the Board or required by DGCL §109 and not otherwise waived to the extent permitted by law.

Any attempt by stockholders to assert such rights shall be null, void, and without effect.

Section 4.8 Advisory Voting and Non-Binding Communications

The Corporation may, at its sole discretion, seek stockholder input, conduct non-binding surveys, or issue informational notices related to operational matters, proposals, or strategic direction. No such communication—whether written, electronic, or verbal—shall create any fiduciary obligation, voting right, or actionable expectation on the part of any stockholder or group. The Board and Chairman shall have sole authority to determine the relevance, impact, and disposition of any such feedback. Participation in such communications shall not be construed as consent, objection, or waiver of any right under these Bylaws or applicable law.

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ARTICLE V: DIRECTORS

Section 5.1 Powers

The business, legal, strategic, and operational affairs of the Corporation shall be managed by or under the authority of the Board of Directors (the “Board”), which shall exercise all lawful powers of the Corporation, whether now or hereafter conferred by the DGCL, the Certificate of Incorporation, or these Bylaws, except as expressly reserved to shareholders by mandatory law. The Board shall have exclusive and plenary authority over governance, compensation, strategic initiatives, capital deployment, major transactions, and corporate oversight, and shall not be subject to shareholder ratification unless specifically required by applicable law.

Section 5.2 Chairman and Founder Protections

The individual designated as Chairman of the Board and Chief Executive Officer shall serve as the Lead Executive and Governance Officer of the Corporation and shall exercise final interpretive authority over all matters relating to corporate control, Board composition, executive oversight, and governance interpretation. Notwithstanding any provision of the DGCL or any shareholder or Board action to the contrary, the Founder shall not be removed from the Board of Directors, nor from any officer or executive position, except upon the occurrence of one of the following:

●	(a) A voluntary and written resignation submitted by the Founder to the Board of Directors;

●	(b) A final and non-appealable judicial determination of legal disqualification under applicable law;

●	(c) The death or medical incapacity of the Founder, as certified in writing by two independent and licensed physicians.

No vote of shareholders, no derivative action, and no Board resolution—whether direct or implied—shall remove, suspend, override, or impair the Founder’s status as a director or executive officer, unless such action is specifically and unavoidably required under the DGCL and cannot be waived or superseded by private ordering. All such provisions shall be interpreted in favor of the Founder’s continuity, control, and authority.

Section 5.3 Board Composition and Size

The number of directors of the Corporation shall be determined solely by the Chairman from time to time, and may be increased, decreased, or maintained in the Chairman’s sole and absolute discretion. Unless otherwise required by law or the Certificate of Incorporation, there shall be no fixed minimum or maximum number of directors. All directors shall serve at the pleasure of the Chairman and may serve indefinitely, regardless of tenure or shareholder vote, subject only to the removal provisions in Section 5.5. No appointment, term limit, or structural change to Board composition shall require shareholder approval. The governance structure shall remain fully adaptive to the Corporation’s strategic needs as determined by the Chairman.

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Section 5.4 Appointment and Vacancies

All directors, whether for new seats or to fill vacancies, shall be appointed solely by the Chairman, or in the Chairman’s absence or incapacity, by majority vote of the remaining directors. Shareholders shall have no right to nominate, appoint, or propose director candidates unless such right is expressly provided in a binding Shareholder Agreement or required by law. Vacancies resulting from resignation, removal, death, or otherwise shall not empower shareholders to act.

Section 5.5 Removal and Resignation

A director may be removed, with or without cause, only by unanimous vote of the other directors then in office, excluding the director subject to removal. Under no circumstance shall shareholders have the right to remove any director unless expressly permitted under DGCL §141(k) and not otherwise limited or waived by these Bylaws, and only to the narrowest extent such removal cannot be lawfully overridden. Any director may voluntarily resign by delivering written notice to the Chairman.

Section 5.6 Meetings

Board meetings may be held at such time, place, or via electronic or virtual means as designated by the Chairman. Regular meetings shall not require notice. Special meetings may be called by the Chairman or a majority of the directors. Attendance at any meeting shall constitute a waiver of notice, except when a director attends for the sole purpose of objecting to the legality of the meeting.

Section 5.7 Quorum and Voting

A quorum shall consist of a majority of the directors then in office. Except as otherwise required by law, the Certificate of Incorporation, or these Bylaws, all Board actions shall be authorized by a majority vote of those present. In the event of a tie, the vote of the Chairman shall control and be deemed conclusive and binding.

Section 5.8 Action Without Meeting

Any action required or permitted to be taken by the Board may be taken without a meeting if all directors consent thereto in writing or by electronic transmission. Such written consents shall be filed with the corporate records and shall have the same force and effect as a unanimous vote at a meeting.

Section 5.9 Compensation and Reimbursement

Each director shall be entitled to receive compensation, expense reimbursement, and other benefits as may be approved by the Chairman or by resolution of the Board. Such compensation shall not be contingent upon shareholder approval or shareholder-related services and shall be deemed independent of any equity position held. Directors may also receive equity awards or warrants at the discretion of the Board or Chairman.

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Section 5.10 Indemnification and Liability Protection

Each director shall be entitled to the broadest possible indemnification and advancement of expenses as permitted under the Delaware General Corporation Law and as further provided in Article VIII of these Bylaws. Such indemnification shall include, without limitation, the payment or reimbursement of all liabilities, damages, claims, losses, judgments, penalties, settlements, costs, and expenses (including attorneys’ fees) incurred or reasonably expected to be incurred in connection with any actual or threatened action, suit, proceeding, investigation, or claim—whether civil, criminal, administrative, or otherwise—arising out of service as a director of the Corporation or in any capacity at the request of the Corporation. To the fullest extent permitted by law, no director shall be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in their capacity as a director, including any alleged breach of fiduciary duty, except to the extent such limitation is expressly prohibited by Section 102(b)(7) of the Delaware General Corporation Law or any successor provision. Acts taken in good faith reliance on corporate records, officer certifications, legal counsel, or the best interests of the Corporation shall be presumed protected. These protections shall apply during and after service as a director and shall inure to the benefit of each director’s heirs, executors, legal representatives, and assigns. Indemnification rights shall be cumulative with any rights under contract, insurance, statute, or otherwise, and shall not be deemed exclusive or diminished by any other provision.

Section 5.11 No Creditor Rights

No creditor, shareholder, derivative claimant, or external party shall have the right to inspect, seize, attach, encumber, influence, or impair a director’s seat, vote, authority, compensation, or indemnification. The sole and exclusive remedy available to any such claimant shall be a charging order strictly limited to distributions actually payable, as further restricted in Article XIV. No director shall be compelled to disclose or divest any governance role, fiduciary discretion, or equity-based compensation as a result of third-party action, debt collection, or legal process.

ARTICLE VI: COMMITTEES

Section 6.1 Creation and Authority

The Board of Directors may, but shall not be required to, establish one or more standing or special committees composed solely of directors. Each such committee shall operate solely within the scope of authority formally and explicitly delegated to it by resolution of the Board, and shall remain subordinate to the full Board and Chairman in all respects. No implied or residual authority shall be presumed. All committee actions shall be subject to review, override, or rescission by the Board or Chairman at any time. No committee shall function independently or exercise powers beyond those expressly conferred. The existence or function of any committee shall not reduce, limit, or substitute for the fiduciary duties or oversight obligations of the full Board.

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Section 6.2 Committee Limitations

To preserve centralized governance and protect the Corporation’s strategic direction, no committee shall have authority to:

●	(a) Amend, alter, or repeal these Bylaws or adopt new bylaws;

●	(b) Appoint, elect, or remove any director, officer, or the Chairman;

●	(c) Approve mergers, consolidations, asset sales, reorganizations, or dissolutions of the Corporation;

●	(d) Amend, restate, or repeal any provision of the Certificate of Incorporation;

●	(e) Authorize, issue, classify, convert, or reclassify any stock, equity security, or convertible instrument; or

●	(f) Override, alter, or delay any directive, action, or decision of the Chairman or the Founder.

Any attempt to exceed such limits shall be void ab initio and without effect.

Section 6.3 Oversight, Supervision, and Dissolution

All committees shall report to the Board of Directors and operate under its continuing supervision. The Board may, with or without cause and at any time, dissolve, reorganize, reassign, limit, or expand the mandate of any committee. The Board retains plenary authority over all committee matters and may reverse or revoke any committee decision at its sole discretion. The Chairman may also recommend immediate termination or reconfiguration of any committee. No committee shall operate autonomously or bind the Corporation to any action without explicit ratification by the Board or Chairman. All committee authority is derived, conditional, and revocable at will.

Section 6.4 Meetings and Governance

Each committee shall meet at such times, places, and formats as determined by its designated chairperson, by the Board, or by the Chairman. A majority of the committee members shall constitute a quorum, unless a higher threshold is specified by Board resolution. Committees may act by unanimous written consent in lieu of meeting, and may hold meetings electronically, in person, or by hybrid means. No committee shall adopt internal rules, charters, or subcommittees without prior approval of the Board.

Section 6.5 Alternates and Non-Voting Advisors

The Chairman may, at any time, designate alternate members to serve in place of any absent committee member, with full voting authority for that meeting or period. The Chairman may also assign non-voting advisors, observers, consultants, or staff to participate in committee meetings for informational or support purposes. Such individuals shall have no fiduciary status and no voting power, unless expressly authorized in writing by the Board. Participation by non-voting individuals shall not be construed as endorsement, consent, or delegation of authority. All such appointments are discretionary and may be modified or revoked at any time by the Chairman.

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Section 6.6 Advisory Boards and Strategic Task Forces

The Corporation may, at the discretion of the Chairman, establish one or more non-governing advisory boards, strategic task forces, innovation councils, or industry panels. These groups shall have no corporate authority, no fiduciary duty, and no decision-making power, but may provide recommendations, insight, or support to the Corporation’s strategic objectives. All such advisory bodies shall serve at the pleasure of the Chairman and may be reorganized or terminated at any time without cause or notice.

ARTICLE VII: OFFICERS

Section 7.1 Executive Officer Structure

The Corporation shall have such officers as may be designated by the Chairman of the Board, including, but not limited to, a Chief Executive Officer (CEO), President, Chief Financial Officer (CFO), Secretary, Treasurer, and any number of Vice Presidents, Assistant Secretaries, or Assistant Treasurers. One individual may simultaneously hold two or more offices unless otherwise prohibited by the DGCL or by express directive of the Chairman. No officer role shall have inherent powers or tenure. All authority shall derive from delegation by the Chairman and may be revoked, restructured, or reassigned at any time.

Section 7.2 Chairman and Chief Executive Officer

The Chairman of the Board, who shall also serve as the Chief Executive Officer unless otherwise designated, shall be the supreme executive authority of the Corporation. The Chairman shall have plenary power over all operational, legal, financial, strategic, and governance matters. The Chairman shall have the power to:

●	(a) Appoint, remove, or replace any officer at will, with or without cause and without Board or shareholder approval;

●	(b) Establish, define, and modify officer duties, titles, reporting lines, and areas of responsibility;

●	(c) Set, adjust, or retroactively award officer compensation, including warrants, options, equity, or deferred entitlements;

●	(d) Bind the Corporation by executing contracts, instruments, filings, and agreements of any nature;

●	(e) Act as final arbiter in the event of any dispute between officers, directors, committees, or other internal parties, with such decisions binding and non-reviewable.

No officer, director, committee, or shareholder shall have the authority to override a decision of the Chairman except where explicitly required by non-waivable provisions of Delaware law. All corporate authority shall be interpreted through the lens of the Chairman’s discretion, and any conflicting directive shall be deemed subordinate and unenforceable. Any challenge to such authority shall be resolved in favor of preserving executive continuity and centralized control.

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Section 7.3 Officer Appointments and Removal

All officers shall be appointed by the Chairman and shall serve at the sole pleasure of the Chairman. Any officer may be removed, demoted, suspended, or reassigned by the Chairman at any time, with or without cause, notice, or formal process. No officer shall have any contractual or implied right to continued service.

Section 7.4 Duties of Officers

Founder and Co-Founder Designation

John J. Bartoletta is the Founder of the Corporation and serves as its Chairman and Chief Executive Officer. All governing authority, equity structuring rights, and foundational vision derive from the Founder’s original formation of the Corporation. George Beardsley is recognized as the Co-Founder and serves as Chief Operating Officer under the authority of the Founder and Chairman. These designations are acknowledged as part of the Corporation’s official leadership history and shall be reflected in internal records, offering materials, and public-facing documents as appropriate. Such designations do not confer independent governance rights or equity privileges unless expressly granted by contract or resolution.

Chairman and Chief Executive Officer (CEO)

The Chairman of the Board, who shall also serve as the Chief Executive Officer unless otherwise designated, is the Corporation’s highest executive authority. The Chairman and CEO shall have overarching responsibility for all corporate strategy, governance, personnel, capital allocation, operations, and decision-making. All officer powers and responsibilities derive from, and are subject to, the ongoing authority of the Chairman.

Chief Operating Officer (COO)

The Corporation’s Chief Operating Officer shall be George Beardsley, who shall report directly to the Chairman and CEO. The COO shall oversee the day-to-day operational functions of the Corporation, including execution of strategic initiatives, coordination of department leads, and delivery of corporate services. The COO shall have authority only as delegated by the Chairman and may not alter governance or capital structure without written instruction.

Chief Financial Officer (CFO)

The Chief Financial Officer shall oversee the Corporation’s financial operations, internal controls, tax compliance, treasury management, budgeting, and reporting. All material expenditures, capital movements, or disclosures shall be subject to prior review by the Chairman.

President

The President shall assist the CEO in all executive matters and may act on behalf of the CEO during temporary unavailability, if so directed. The President’s authority shall be delegated by the Chairman and may be modified, expanded, or withdrawn at any time.

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Treasurer

The Treasurer shall manage banking relationships, oversee account security, monitor capital reconciliation, and safeguard corporate funds. The Treasurer shall coordinate with the CFO and Chairman on liquidity and transfer policies.

Secretary

The Secretary shall be responsible for maintaining official corporate records, Board and stockholder meeting minutes, compliance documents, and all notices and filings required by law. The Secretary shall also maintain custody of the Corporation’s official seal, if any.

Other Officers

Any other officer or executive title may be appointed by the Chairman and shall perform only those functions as expressly assigned. All officer authority, including that of the President, COO, CFO, and Secretary, may be revised, limited, or rescinded by the Chairman at any time. No officer shall act outside the scope of duties authorized by the Chairman.

Section 7.5 Acting and Interim Officers

In the event of a vacancy, incapacity, or absence, the Chairman may appoint any person—whether or not currently serving as an officer—to serve as Acting or Interim Officer. Such appointments shall be immediately effective, shall not require Board ratification, and may continue for an indefinite duration at the Chairman’s discretion.

Section 7.6 Indemnification and Liability Protection

Each officer shall be entitled to indemnification, legal defense, and advancement of expenses to the fullest extent permitted under the Delaware General Corporation Law and as detailed in Article VIII of these Bylaws. This includes defense of any civil, criminal, administrative, or investigative action arising from service to the Corporation. No officer shall be held personally liable for any act or omission taken in good faith and within the scope of authority delegated by the Chairman or these Bylaws, except in cases of final judicial determination of fraud or intentional misconduct. The Corporation shall bear all costs of legal defense, settlement, or judgment unless such finding is made. These protections shall continue after an officer’s service ends and shall inure to the benefit of their heirs, executors, and legal representatives.

Section 7.7 Executive Compensation

The Chairman shall have absolute discretion to determine, modify, approve, or award all forms of executive compensation without need for Board vote, compensation committee approval, or shareholder input. Compensation may include, without limitation:

●	(a) Base salary and guaranteed payments;

●	(b) Performance bonuses or revenue-based incentives;

●	(c) Restricted stock, common or preferred equity, warrants, or options;

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●	(d) Deferred compensation, phantom equity, or synthetic equity arrangements;

●	(e) Retention awards, consulting fees, or milestone-based grants.

Such compensation may be granted retroactively, in recognition of prior service, capital contribution, or strategic execution, and need not follow any industry benchmark or parity structure.

Section 7.8 Fiduciary Duty to Chairman and Corporation

All officers shall owe a primary fiduciary duty of loyalty, care, and obedience to both the Corporation and the Chairman. Adherence to internal protocols, execution of assigned directives, and full cooperation with corporate governance procedures shall be mandatory.

Any willful breach, insubordination, concealment, material misrepresentation, unauthorized disclosure, or failure to execute core responsibilities shall constitute cause for immediate termination and may result in civil, injunctive, or contractual enforcement remedies as determined by the Corporation.

ARTICLE VIII: INDEMNIFICATION & LIABILITY PROTECTIONS

Section 8.1 Mandatory Indemnification

The Corporation shall indemnify, defend, and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), any individual who is or was a director, officer, employee, agent, advisor, fiduciary, or contractor of the Corporation, or who is or was serving at the request of the Corporation in any such capacity for another entity, partnership, joint venture, or trust, against any and all expenses, judgments, fines, penalties, settlement amounts, legal fees, and other liabilities actually or reasonably incurred in connection with any actual or threatened proceeding, inquiry, investigation, claim, or action—whether civil, criminal, administrative, or otherwise.

This mandatory indemnification shall apply regardless of the capacity in which the person served and shall extend to all corporate duties performed in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation.

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Section 8.2 Advancement of Expenses

To the maximum extent allowed by law, the Corporation shall advance legal fees, litigation costs, and other defense expenses prior to the final disposition of any proceeding, upon receipt of:

●	(a) A written affirmation by or on behalf of the indemnified person that they have met the applicable standard of conduct; and

●	(b) An undertaking to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

No additional approvals or findings shall be required prior to advancement. The Corporation shall make such payments promptly upon request.

Section 8.3 Limitation of Personal Liability

To the fullest extent permitted by DGCL §102(b)(7) or any successor provision, no director, officer, or fiduciary of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages arising from any alleged breach of fiduciary duty, duty of care, or duty of loyalty, except for:

●	(a) Acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

●	(b) Unlawful payments of dividends or unlawful stock repurchases under DGCL §174; or

●	(c) Any other liabilities that may not be waived under Delaware law.

Any repeal or modification of this Section shall not adversely affect any right or protection existing at the time of such repeal or modification.

Section 8.4 Non-Exclusivity of Rights

The rights of indemnification and advancement of expenses set forth in this Article shall not be exclusive of, and shall not limit, any other rights to which any person may be entitled under the Certificate of Incorporation, a Board resolution, vote of shareholders, contract, insurance policy, or any applicable law. These rights shall apply in addition to, and not in substitution for, any broader rights provided elsewhere.

Section 8.5 Insurance

The Corporation may purchase, maintain, or reimburse the cost of insurance on behalf of any person described in Section 8.1 against any liability asserted or incurred in any capacity arising out of their role or connection with the Corporation, whether or not the Corporation would have the power to indemnify such person under applicable law. The Corporation shall not be obligated to obtain such insurance but may do so at its discretion, including policies covering past or former officers and directors.

Section 8.6 Survival and Benefit

The indemnification and liability protections provided herein shall continue for any person who has ceased to serve in their respective capacity and shall inure to the benefit of such person’s heirs, executors, administrators, assigns, legal representatives, and estate. These rights shall be deemed contractual and irrevocable, and shall survive any dissolution, merger, reorganization, or transfer of control of the Corporation.

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Section 8.7 Subrogation and Cooperation Obligations

If any indemnified person receives payment, recovery, or reimbursement from a third-party source (including insurers or co-defendants), they shall promptly reimburse the Corporation for any indemnification advances previously paid to the extent of such recovery.

Each indemnified person shall fully cooperate with the Corporation, its legal counsel, and any insurer in the defense, settlement, or resolution of any claim. Failure to cooperate may suspend or limit ongoing indemnification rights.

Section 8.8 Creditor Limitations and Charging Order Exclusive Remedy

No external creditor, legal claimant, judgment holder, or third party shall acquire, access, attach, or assert any right to the equity interests, corporate seats, voting rights, or decision-making authority of any person protected under this Article. The sole and exclusive remedy available to any such claimant shall be a charging order against net economic distributions (if any) lawfully payable to the indemnified person, as further limited by Article XV.

No legal, equitable, or statutory process shall impair the independence, discretion, or status of any indemnified person within the Corporation.

ARTICLE IX: RECORDS AND SHAREHOLDER ACCESS

Section 9.1 Maintenance and Control of Records

The Corporation shall maintain accurate and complete books and records of account, including minutes of meetings, stockholder registries, resolutions, consents, financial reports, contracts, and corporate instruments, in physical, electronic, or hybrid form, as permitted by the DGCL. The location, format, classification, and retention method of all records shall be determined solely by the Chairman, and no officer, director (other than the Chairman), or shareholder shall have authority to alter, relocate, or mandate recordkeeping protocols without written approval.

Section 9.2 Stockholder Inspection Rights Limited to DGCL §220

No stockholder shall have any right to inspect, copy, extract, obtain, or otherwise access the Corporation’s records, communications, internal data, trade secrets, strategies, technical infrastructure, algorithms, financial models, or Board materials—except to the minimum extent expressly and non-waivably required by DGCL §220. To exercise such right, a stockholder must strictly comply with all procedural prerequisites under Delaware law and must submit to the Corporation:

●	(a) A notarized affidavit stating a legally recognized and proper purpose;

●	(b) A precise identification of each document or record sought;

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●	(c) Written evidence of continuous beneficial ownership of voting shares; and

●	(d) A signed certification of confidentiality, non-disclosure, and non-transfer under penalty of disqualification from further access.

Failure to meet all four conditions shall constitute grounds for denial.

Section 9.3 Improper Purpose or Bad Faith Use

Any request for records or information that, in the sole judgment of the Chairman or a majority of the Board, is deemed speculative, abusive, hostile, duplicative, coordinated with third-party interests, or made in anticipation of litigation or reputational harm, may be summarily denied without obligation to provide further justification. If a stockholder misuses or disseminates any corporate information—whether obtained through legal access or otherwise—the Corporation may immediately revoke all future governance and information rights of such holder and may seek equitable, injunctive, or monetary relief in any appropriate forum.

Section 9.4 Mandatory Confidentiality and Non-Disclosure Agreements (NDAs)

The Corporation may condition any document inspection, access, or disclosure on the execution of a legally binding non-disclosure agreement (NDA). The NDA may include:

●	(a) Restrictions on redistribution or publication of materials;

●	(b) Acknowledgment of proprietary and confidential status;

●	(c) Liquidated damages clauses; and

●	(d) Consent to injunctive enforcement in the event of breach.

Any violation of an NDA shall result in immediate revocation of rights, permanent disqualification from further access, and enforcement of all available remedies under law or equity.

Section 9.5 Director Rights to Information

Each duly seated director shall have the absolute right to inspect all books, records, contracts, communications, and systems of the Corporation, as necessary to fulfill their fiduciary duties. Such requests shall be honored promptly and without obstruction, and shall not be subject to shareholder-level limitations, NDAs, or preconditions—unless the requesting director has a known conflict of interest or pending adverse action against the Corporation.

Section 9.6 Legal and Regulatory Access

The Corporation shall comply with all lawful subpoenas, government audits, securities filings, or regulatory inspections as required by applicable law. No stockholder may initiate, facilitate, or represent the Corporation in any such legal or regulatory process without the written consent of the Chairman, and no third-party access shall be granted based on stockholder status alone.

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ARTICLE X: SHARES, CLASSES, AND TRANSFERS

Section 10.1 Authorized Shares and Class Powers

The Corporation shall have authority to issue Common Stock, Class B Stock, and Preferred Stock in such amounts and series as authorized by the Certificate of Incorporation and as may be approved by resolution of the Board of Directors. Each class of stock shall possess only those rights, preferences, privileges, and restrictions expressly conferred by:

●	(a) The Certificate of Incorporation;

●	(b) The applicable Board resolution or stock designation; or

●	(c) Any duly executed shareholder agreement.

No class of stock shall be deemed to carry implied rights or privileges not affirmatively granted. Voting rights, if any, shall be construed narrowly.

Section 10.2 Class B and Preferred Stock Limitations

Unless expressly stated otherwise in the Certificate of Incorporation or the specific instrument authorizing issuance, Class B Stock and Preferred Stock shall constitute “economic-only” non-voting interests, and shall not carry:

●	(a) Any right to vote in director elections or corporate governance;

●	(b) Any right to inspect books, records, or internal communications;

●	(c) Any fiduciary or equitable standing as shareholders under DGCL §251 (mergers) or §228 (written consents);

●	(d) Any right to participate in derivative, class, or representative litigation; or

●	(e) Any right to amend or compel amendment to these Bylaws or the Certificate of Incorporation.

Such shares shall entitle the holder solely to the economic benefits (e.g., dividends, redemptions, sale proceeds) explicitly provided.

Section 10.3 Uncertificated Shares and Issuance Format

The Corporation may issue shares of any class in uncertificated form unless a shareholder submits a written request for a physical certificate and the Board approves such issuance. Any such certificate shall conform to DGCL requirements and may be subject to restrictive legends as determined by the Corporation.

Section 10.4 Transfer Restrictions and Approval Requirement

No shares of any class shall be sold, transferred, assigned, pledged, hypothecated, encumbered, or otherwise disposed of—whether voluntarily or by operation of law—unless all of the following conditions are satisfied:

●	(a) The proposed transfer is submitted in writing and approved in advance by the Corporation;

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●	(b) The transferee agrees in writing to be bound by these Bylaws, the Certificate of Incorporation, and all shareholder agreements and restrictions in effect;

●	(c) Any applicable rights of first refusal, lock-up periods, or transfer limitations have been fully satisfied or waived; and

●	(d) The transfer complies in all respects with applicable federal and state securities laws and any relevant exemptions are documented.

Any unauthorized or non-compliant transfer shall be void ab initio and shall not be recognized by the Corporation.

Section 10.5 Right of First Refusal (ROFR)

Before any shareholder may transfer shares to a third party, the Corporation (or its designee) shall have the first right to purchase such shares on the same terms. The procedures, timelines, notice requirements, valuation mechanisms, and waiver process shall be as set forth in the Corporation’s shareholder agreements, offering documents, or internal policies. Failure to strictly comply with such ROFR procedures shall invalidate any proposed transfer.

Section 10.6 Record Ownership Requirement for Right

Only stockholders of record shall have the right to:

●	(a) Vote on corporate matters (if applicable to their class);

●	(b) Receive dividends, distributions, or liquidation proceeds;

●	(c) Be recognized for legal, fiduciary, or corporate status.

Beneficial holders, brokers, custodians, or nominee accounts shall not be deemed stockholders for any purpose, unless and until properly registered as holders of record in the Corporation’s official ledger.

Section 10.7 Replacement for Lost or Destroyed Certificates

If a stock certificate is lost, destroyed, stolen, or mutilated, the Corporation may issue a replacement certificate or convert the shares into uncertificated form, subject to:

●	(a) An affidavit of loss or destruction;

●	(b) An indemnity or bond as required by the Board; and

●	(c) Payment of any applicable administrative or legal fees.

The Corporation may deny replacement if fraud or bad faith is suspected.

Section 10.8 Discretionary Dividends

No shareholder or class of stock shall have any guaranteed right to dividends. Dividends may be declared and paid only at the sole discretion of the Board, subject to DGCL solvency requirements. The timing, form, amount, and class eligibility of any dividend shall be determined exclusively by Board resolution and shall not create any continuing entitlement or precedent.

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ARTICLE XI: AMENDMENTS

Section 11.1 Exclusive Authority

These Bylaws may be adopted, amended, restated, or repealed solely by (a) written directive of the Chairman and Chief Executive Officer, or (b) unanimous written consent of the full Board of Directors then in office. No shareholder vote, proposal, consent, or petition—whether direct or derivative—shall be valid, effective, or required for any modification to these Bylaws, except where expressly mandated by a non-waivable provision of the Delaware General Corporation Law (DGCL). Any purported shareholder action to modify these Bylaws without such authority shall be null, void, and of no legal effect.

Section 11.2 Scope of Amendments

Amendments may address any subject or provision contained within these Bylaws, including but not limited to: capital structure; stock classes; officer and director powers; indemnity and fiduciary protections; governance authority; shareholder rights; voting procedures; information access; equity compensation; or dispute resolution frameworks. No prior notice, shareholder approval, fairness opinion, or external validation shall be required as a condition to enactment of any amendment.

Section 11.3 Non-Retroactivity and Protection of Founder Rights

No amendment, repeal, restatement, or interpretive revision of these Bylaws shall have retroactive or prospective effect that diminishes, restricts, overrides, or eliminates any right, protection, power, designation, equity award, compensation, appointment authority, fiduciary shield, or governance status previously granted to the Founder, the Chairman, or any then-serving officer or director, unless such person provides prior written consent.

This provision includes, without limitation, protections related to:

●	(a) Indemnification and advancement of expenses;

●	(b) Control over governance, capital structure, or Board composition;

●	(c) Strategic discretion, appointment or removal powers, and equity compensation;

●	(d) Any status or designation granted by prior board resolution, contract, or these Bylaws.

Any attempt to circumvent this protection through indirect or procedural means—including through reclassification, internal restructuring, board expansion, proxy coordination, derivative action, or litigation—shall be deemed a violation of these Bylaws and shall be void ab initio. All such rights are deemed irrevocable and contractually binding unless explicitly waived in writing by the Founder. No provision of these Bylaws shall be construed to permit erosion of Founder authority by implication or omission. Courts and arbitrators shall be directed to interpret this Section liberally in favor of preserving all such protections.

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Section 11.4 – Effective Date and Recordkeeping

Unless otherwise specified in the amending resolution or instrument, all amendments shall take effect immediately upon execution by the authorized parties. A copy of the most current version of the Bylaws, including any amendments or restatements, shall be maintained in the Corporation’s permanent governance records and shall automatically supersede all prior versions. The Corporation shall not be required to distribute amended Bylaws to shareholders unless specifically directed by the Chairman or required by law.

ARTICLE XII: ADVANCED CORPORATE PROTECTIONS

Section 12.1 Founder and Chairman Authority

The Founder, serving as Chairman and Chief Executive Officer, shall retain exclusive, irrevocable, and overriding authority with respect to all matters of corporate governance, succession planning, equity structuring, fiduciary appointments, capital allocation, and strategic control. No board resolution, shareholder action, third-party agreement, or legal proceeding shall diminish, override, or impair this authority without the Founder’s prior written consent. This power shall be construed liberally and expansively, and any ambiguity shall be resolved in favor of continued Founder control.

Section 12.2 Merger, Acquisition, and Exit Controls

No merger, acquisition, asset sale, recapitalization, public offering, strategic exit, or liquidity event shall be valid or binding unless specifically authorized in writing by the Founder and Chairman. No stockholder, regardless of class, voting power, or economic interest, shall have the ability to initiate, compel, or ratify any such transaction without the express consent of the Founder. Any transaction commenced without such authorization shall be deemed unauthorized and void ab initio.

Section 12.3 Buyer Vetting and Governance Filter

All proposed acquirers, institutional investors, underwriters, or controlling stakeholders shall be subject to comprehensive strategic, legal, and reputational vetting by the Chairman and any internal advisory body of his choosing. The Corporation shall reject, without obligation or explanation, any proposal, term sheet, investment, or inquiry that does not align with long-term fiduciary alignment, value preservation, or cultural mission as determined solely by the Chairman.

Section 12.4 Founder Compensation and Recognition

The Founder may be awarded compensation, equity, warrants, or deferred economic consideration for prior or ongoing labor, capital infusion, strategic development, risk assumption, or intellectual property contributions. These awards shall not be subject to dilution, parity claims, clawbacks, fairness opinions, or valuation thresholds unless expressly agreed in writing by the Founder. The Board shall not require third-party approval or fairness review for such grants.

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Section 12.5 Tax-Deferred Compensation Instruments

The Corporation may issue to the Founder or executive officers equity instruments—such as options, warrants, or restricted shares—structured to defer taxation until a liquidity or realization event, including but not limited to IPO, acquisition, sale of control, or change of ownership. Strike prices may be as low as $0.01 or otherwise nominal. Such instruments may be issued retroactively or in anticipation of future contributions, and shall not require parity treatment with any other class of equity holders.

Section 12.6 Executive Protection from Personal Liability

No officer, director, or fiduciary acting in good faith shall bear any personal liability for any act, omission, or business judgment made in the scope of corporate service. The Corporation shall indemnify and defend such individuals to the fullest extent permitted by law, regardless of the success of any underlying action, and shall advance legal expenses immediately upon demand. The Corporation shall bear the burden of proving bad faith in any dispute regarding the denial of such protections.

Section 12.7 Charging Order as Sole Creditor Remedy

No judgment creditor, lienholder, garnishing party, or claimant shall acquire the right to assume, encumber, vote, transfer, inspect, control, or liquidate any equity, office, or governance rights held by any executive, director, or shareholder. The exclusive remedy for such third parties shall be a charging order against economic distributions, if and when declared at the discretion of the Corporation. No managerial authority, access rights, or participation powers shall attach to such remedy. Any other judgment, claim, or proposed enforcement mechanism shall be deemed invalid and unenforceable under these Bylaws and Delaware law.

Section 12.8 Binding Effect and Survivability

The protections set forth in this Article shall apply retroactively and prospectively to all current and former officers, directors, and shareholders, and shall be binding upon all heirs, successors, assigns, transferees, legal representatives, and custodians. These provisions shall survive any merger, acquisition, recapitalization, liquidation, death, dissolution, resignation, or regulatory event affecting the Corporation or its leadership. Any court, arbitrator, or enforcement body shall be required to interpret this Article in favor of continued enforceability and maximum protection of the Corporation’s leadership structure.

ARTICLE XIII: CAPITAL STRUCTURE & OFFERING FRAMEWORK

Section 13.1 Class B Revenue-Backed Shares

The Corporation may authorize and issue a distinct equity instrument known as Class B Revenue-Backed Shares (“Class B Shares”), which shall entitle holders to receive a defined share of the Corporation’s gross revenues until a predetermined return threshold is satisfied. Key terms include, but are not limited to:

●	(a) An issuance price of $2.00 per share;

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●	(b) An 8% participation right in gross revenue, paid monthly or quarterly, as determined by the Corporation;

●	(c) A maximum return cap equal to 150% of each shareholder’s original investment;

●	(d) Automatic conversion into Class A Common Stock upon achievement of the return cap, subject to the Board’s discretion on conversion timing and structure;

●	(e) No governance, voting, fiduciary, or inspection rights unless specifically granted by written agreement.

Class B Shares are hereby designated as non-governing, contract-defined financial instruments, and shall be construed narrowly and exclusively in accordance with their revenue and conversion entitlements.

Section 13.2 Governance and Economic Terms

Class B Shares shall not carry voting rights, Board participation, proxy rights, inspection access, or standing in derivative or fiduciary claims. Their sole enforceable rights shall be:

●	(a) A pro-rata share of the revenue participation pool as determined by the Corporation;

●	(b) Right to convert to Class A Common Stock upon satisfaction of the 150% return;

●	(c) Temporary economic priority over common and preferred equity classes solely for the purpose of revenue payouts under the program.

No other rights shall be implied or inferred. Class B holders shall not be treated as equity partners for any purpose beyond the four corners of their designated terms.

Section 13.3 Transition to Regulation A+ Offering

Following the partial or full close of the Class B offering, the Corporation may initiate a Tier 2 Regulation A+ public offering of common equity. The Reg A+ round shall:

●	(a) Be priced independently and may carry different rights than Class B Shares;

●	(b) Offer voting Class A Common Stock to the public, subject to compliance with SEC regulations;

●	(c) Commence only after the Corporation determines that revenue-backed obligations have been substantially met or fully integrated into the public offering structure.

The Board retains full discretion to structure the Reg A+ in a manner that complements or subsumes prior offering rounds. No shareholder or investor shall have standing to challenge the timing, pricing, conversion mechanics, or sequencing of the Reg A+ offering. All prior instruments shall be interpreted in harmony with the new structure, subject to the Corporation’s overarching authority.

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Section 13.4 Investor Communications and Access

Class B shareholders shall receive performance updates, investor summaries, and SEC-required notices specifically related to their economic interest. However, such holders shall have no right to receive:

●	(a) Board resolutions or minutes;

●	(b) Internal strategy memoranda or forward-looking plans;

●	(c) Legal, contractual, or privileged communications.

All disclosures shall be limited to required financial, regulatory, and revenue reports, and shall not create any fiduciary or governance obligations.

Section 13.5 Offering Modifications and Board Discretion

The Chairman and Board of Directors shall have broad and absolute authority to:

●	(a) Modify, restructure, extend, suspend, delay, cancel, or terminate any offering or class of shares;

●	(b) Amend payment schedules, conversion mechanics, or offering terms for future rounds;

●	(c) Layer or sequence multiple offering types (including equity, debt, revenue-backed, or hybrid securities);

●	(d) Consolidate, exchange, roll up, or reclassify securities into a new framework, provided that no contractual right to an already-earned economic payout is impaired without the affected holder’s consent.

All other modifications may be made without shareholder approval.

Section 13.6 Securities Compliance and Enforcement Jurisdiction

All securities offerings, including the Class B Shares, the Regulation A+ Offering, or any future equity programs, shall be conducted in compliance with all applicable SEC regulations, state securities laws, and federal exemptions, including Regulation D, Regulation A, or Rule 506(c), as applicable. All disputes, claims, or proceedings relating to any offering, shareholder rights, or capital structuring shall be governed by the exclusive dispute resolution and venue provisions set forth in Article XIV.

Section 13.7 Capital Engineering Rights and Strategic Flexibility

To maximize value, scalability, and optionality, the Corporation reserves the unrestricted right to financially engineer its capital structure through any lawful combination of:

●	(a) Revenue-backed equity;

●	(b) Preferred or convertible instruments;

●	(c) Common stock tranches;

●	(d) Warrants, options, or synthetic equity;

●	(e) Debt offerings with equity-linked conversion;

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●	(f) Future Class A hybrid instruments or successor share classes.

The Chairman and Board shall have sole and exclusive discretion to determine the sequencing, terms, and mechanics of any such structure, with the goal of optimizing shareholder value, strategic control, and long-term exit potential. No shareholder or investor shall have preemptive, veto, or parity rights with respect to any such structuring unless expressly granted by contract.

ARTICLE XIV: DISPUTE RESOLUTION & LEGAL ENFORCEMENT

Section 14.1 Binding Arbitration

All claims, disputes, or controversies—whether contractual, statutory, tort-based, or equitable in nature—arising between or involving the Corporation and any shareholder, director, officer, agent, employee, vendor, or investor shall be resolved exclusively and finally by binding arbitration administered by the American Arbitration Association (AAA) pursuant to its Commercial Arbitration Rules. Arbitration shall be conducted in St. Petersburg, Florida, before a single neutral arbitrator agreed upon by the parties or appointed by the AAA. The proceedings shall be confidential, and discovery shall be limited in scope as the arbitrator deems just. The prevailing party shall be entitled to full recovery of its reasonable attorney’s fees, expert fees, arbitration costs, and enforcement expenses.

Section 14.2 Exclusive Venue and Jurisdiction

If, for any reason, binding arbitration is determined to be inapplicable, unenforceable, or inoperative as to any claim, party, or proceeding, then the sole and exclusive venue and jurisdiction for all disputes shall lie in the state and federal courts physically located in Pinellas County, City of St. Petersburg, Florida. Each party to these Bylaws—including shareholders, transferees, officers, directors, fiduciaries, agents, and investors—irrevocably submits to the personal jurisdiction of such courts, and knowingly, voluntarily, and unconditionally waives any objection based on venue, forum non conveniens, or convenience of any alternative jurisdiction. No action, lawsuit, petition, or legal proceeding may be initiated, transferred, or maintained in any court, tribunal, or jurisdiction other than those specified herein, regardless of the party’s domicile, entity status, class of equity held, or location of contractual performance. Any violation of this clause shall be grounds for immediate dismissal, fee-shifting, and injunctive relief.

Section 14.3 Waiver of Jury Trial and Class Actions

Each party to these Bylaws—and each person holding or receiving shares governed by them—irrevocably waives the right to a jury trial in any legal, administrative, or regulatory proceeding involving the Corporation. No party shall initiate, join, or support any class action, collective action, mass arbitration, representative action, or derivative suit against the Corporation or any of its officers, directors, fiduciaries, affiliates, or successors. Any such filing shall be deemed void ab initio, without standing, and subject to immediate dismissal. The Corporation may seek injunctive relief, sanctions, and recovery of enforcement costs in response.

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Section 14.4 Charging Order as Sole Creditor Remedy

The sole and exclusive remedy available to any creditor, judgment holder, or legal claimant of any shareholder, officer, or director shall be a charging order limited to that person’s right to receive economic distributions, if and when declared by the Corporation. No such party shall acquire any rights to inspect records, vote shares, exercise governance authority, compel distributions, or interfere in the management or operations of the Corporation. Any other remedy, whether legal or equitable, is hereby expressly waived.

Section 14.5 Fiduciary and Voting Limitations

Class B Shareholders, Preferred Shareholders, passive investors, or holders of economic-only interests shall have no implied, residual, or enforceable rights to vote, inspect, challenge, access books, or participate in corporate governance. These limitations apply regardless of share percentage held, investment amount, class designation, or transfer history, and may not be expanded by court interpretation or statute without express approval of the Board and Chairman.

Section 14.6 Enforcement, Injunctive Relief, and Survival

All provisions of this Article shall be enforceable by injunction, specific performance, expedited motion practice, and, where appropriate, permanent disqualification of any violating party’s rights. These protections and limitations shall remain binding upon all parties, successors, assigns, heirs, transferees, and custodians, regardless of any change in ownership, domicile, designation, or control. They shall survive the death, resignation, removal, dissolution, merger, or liquidation of any party or the Corporation itself, and shall be construed liberally to effectuate their protective intent.

Section 14.7 Declaratory Enforcement and Preemptive Defense Rights

The Corporation shall have the right, but not the obligation, to initiate preemptive legal action—including motions for declaratory judgment, injunctive relief, or dismissal with prejudice—against any party threatening to initiate or participate in a legal, regulatory, or administrative action in violation of these Bylaws. Such preemptive action may be filed in any authorized forum under Section 14.2 and shall seek immediate enforcement of:

●	(a) The exclusive dispute resolution provisions herein;

●	(b) Waivers of derivative standing, class action rights, or fiduciary claims; and

●	(c) The charging order limitations imposed by Section 14.4.

The Corporation shall not be required to wait for an actual breach or filing to seek relief. The mere threat, coordination, or solicitation of a disallowed action shall trigger this right.

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Any such relief may include:

●	(a) A permanent bar to future legal action by the violating party;

●	(b) Recovery of all legal fees, costs, and administrative expenses; and

●	(c) Temporary or permanent suspension of economic participation rights until full compliance is restored.

This Section shall apply to all shareholders, transferees, advisors, legal representatives, and any third party acting in concert with them. Courts and arbitrators shall be instructed to interpret this clause broadly and in favor of swift enforcement.

ARTICLE XV: Absolute Waiver of Coordinated, Class, and Derivative Litigation Rights

Section 15.1 – Individual Enforcement Required

To the fullest extent permitted by law, any claim, complaint, cause of action, demand, or proceeding brought by or on behalf of any stockholder or beneficial owner of shares of the Corporation (whether directly, derivatively, or through legal proxy, nominee, custodian, or agent) must be brought solely in such holder’s individual and personal capacity, and not as a plaintiff, class representative, member, participant, or beneficiary of any purported class action, collective action, derivative suit, representative proceeding, or group claim of any kind. The Corporation does not consent to, and explicitly denies and disclaims, any right of any stockholder to initiate, support, join, or maintain any coordinated or representative action on behalf of any group of equity holders or in the name or right of the Corporation, whether under common law, statute, fiduciary doctrine, or otherwise. All stockholders acknowledge that this limitation is a material condition of share ownership and shall be deemed to run with the shares, binding all subsequent transferees, successors, heirs, or assignees of such shares regardless of transfer form or notice.

Section 15.2 – Waiver of Derivative Claims

Except to the minimum extent expressly and non-waivably required by the Delaware General Corporation Law (“DGCL”), all stockholders irrevocably waive any right to bring, join, maintain, or enforce any derivative action, double-derivative action, or demand litigation in the name or right of the Corporation, including any such claim brought under the guise of breach of fiduciary duty, waste of corporate assets, unjust enrichment, misappropriation, insider dealing, or corporate mismanagement.

No derivative action may proceed without:

●	(a) the advance written consent of the Chairman of the Board, and

●	(b) a unanimous resolution of the full Board of Directors then in office affirming such consent.

No legal fiction, alter ego doctrine, or procedural loophole shall revive or expand any waived derivative right under this Article. This waiver shall apply regardless of the equity percentage held, class designation, or financial harm alleged.

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Section 15.3 – Mandatory Venue and Arbitration Election

All disputes, demands, or causes of action brought by or on behalf of any stockholder—whether involving claims of governance misconduct, disclosure failures, officer liability, shareholder oppression, or capital structuring—shall be brought exclusively in the state or federal courts located within the State of Delaware, unless the Corporation elects, in its sole and exclusive discretion, to resolve such disputes by final and binding arbitration administered by the American Arbitration Association (AAA) pursuant to its Commercial Rules. Arbitration shall be conducted on an individual basis only, and shall not permit any form of consolidation, joinder, or representative proceeding. The Corporation may enforce this election retroactively or prospectively, and all current and future stockholders shall be deemed to have knowingly and voluntarily consented to this forum selection, regardless of domicile, investment status, or transfer history.

Section 15.4 – Waiver of Jury Trial

To the fullest extent permitted by law, each stockholder irrevocably waives any and all rights to a trial by jury in any action, proceeding, arbitration, or legal forum arising out of or relating to the Corporation, its directors, officers, shareholders, governance practices, disclosures, fiduciary obligations, or these Bylaws. Any party seeking to enforce this waiver shall be entitled to immediate dismissal, sanctions, and reimbursement of all enforcement costs.

Section 15.5 – Severability and Enforceability

If any portion of this Article XV is held to be invalid, inoperative, or unenforceable as applied to any person or circumstance, such provision shall be severed to the minimum extent necessary and all remaining provisions shall continue in full force and effect. This Article shall be construed broadly and liberally in favor of (a) preserving the Corporation’s right to define its internal governance, and (b) enforcing private ordering under Delaware law, in accordance with DGCL §102(b)(1), §109(b), and all applicable case law recognizing the enforceability of corporate self-limitation and stockholder waivers. All courts, arbitrators, and enforcement authorities shall interpret this Article as a clear and intentional waiver of representative litigation and derivative rights, adopted with full authority by the Corporation and binding on all equity holders without exception.

Signatures and Notary Acknowledgement on the Following Pages

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ARTICLE XVI: SIGNATURE AND ACKNOWLEDGMENT

IN WITNESS WHEREOF, the undersigned, being all of the duly elected and acting Directors of UNATION, INC., a Delaware corporation, do hereby execute, adopt, ratify, and reaffirm these Second Amended and Fully Restated Bylaws as the sole, complete, exclusive, and binding governance instrument of the Corporation, superseding and replacing in full all prior bylaws, policies, resolutions, agreements, charters, or implied governance practices in existence as of the effective date below.

These Bylaws shall be effective as of January 1, 2025, and shall govern the operations, structure, rights, and obligations of the Corporation and its stakeholders from that date forward. No further action by shareholders, officers, or outside parties shall be required to validate this adoption. These Bylaws may not be amended, waived, or challenged except as expressly provided herein and in accordance with applicable Delaware law.

This execution is made voluntarily, unanimously, and with full legal and corporate authority. Each undersigned Director affirms that they have read, understood, and intentionally adopted these Bylaws in their entirety, and that these provisions shall be enforceable in all legal and regulatory forums as the definitive expression of the Corporation’s internal governance structure.

Should any director position become vacant or replaced after this date, these Bylaws shall remain binding and in full force until formally amended pursuant to Article XI as of the date below.

Signed this 1st day of January 2025, in Hillsborough County, Florida.

/s/ John J. Bartoletta
John J. Bartoletta
Director, Chairman and CEO

/s/ George Beardsley
George Beardsley
Director and COO

/s/ Dennis Thomas
Dennis Thomas
Director, CFO and Treasurer

SECOND AMENDED AND FULLY RESTATED BYLAWS OF UNATION, INC.	29 | PAGE